Exhibit 99.1

INTERACTIVE DATA CORPORATION REPORTS FIRST-QUARTER RESULTS
AND REAFFIRMS 2004 OUTLOOK

First-quarter Revenue Increases 18.2%; Net Income Increases by 0.7%

BEDFORD, Mass – April 29, 2004 – Interactive Data Corporation (NYSE: IDC) today reported first-quarter revenue of $117.6 million, reflecting revenue growth over the comparable period in 2003 of 18.2% (or 15.3% before the effects of foreign exchange). First-quarter net income was $18.4 million, or $0.19 per diluted share, compared with $18.2 million, or $0.19 per diluted share, in the same quarter last year.

“During the first quarter, we made progress on a number of important fronts as we operated in a challenging but improving market,” said Stuart Clark, president and chief executive officer. “Excluding the contributions of businesses we acquired in 2003 and the effects of foreign exchange, we generated organic revenue growth of 2.2%. We achieved this growth in spite of a high level of cancellations. This had been expected in the first quarter due to the timing of a number of consolidations within our customer base. In addition, our growth was impacted by ongoing cost containment initiatives by clients, and the previously announced closure of the Index Services business in Europe at the end of 2003. At the same time, we maintained cost controls while making prudent investments in the business. As a result, our underlying costs increased 1.1%, excluding costs associated with ComStock and HyperFeed which were both acquired in 2003, the increase in non-cash-related depreciation and amortization expenses associated with the ComStock acquisition and the HyperFeed customer base acquisition, the effects of foreign exchange, and costs associated with the consolidation initiative relative to our data centers and ticker plants.”

Clark added, “We continue to successfully expand our reach across back, middle and front office applications. This expansion helped drive strong growth in new sales across the company. Spending by institutional customers has improved from last year at this time, and renewal rates remained at or above the 95% level. These positive trends are balanced by a continued focus on cost containment by our institutional customers.”

“During the quarter, we continued to invest in our new data center in Boxborough, Massachusetts,” Clark commented. “We completed the facility’s build-out in January, and have since installed the equipment and network infrastructure, with plans to bring the facility online in its initial phase later this spring. Our goal of consolidating six data centers and ticker plants in the United States to two primary facilities is an important initiative. This will enable us to respond faster and more effectively to changing customer needs, provide sufficient business continuity and disaster recovery capabilities, and reduce overall costs. Just as important, across our businesses, we

EX-99.1 PRESS RELEASE DATED 4-29-2004

continued to invest resources aimed at enhancing the breadth and depth of the services we provide to our customers.”

“We generated $30.1 million in net cash this quarter, ending the quarter with over $161 million in cash and cash equivalents. Our balance sheet strength enables us to continue investing in the development of both new and enhanced services. In addition, it allows us to pursue strategic acquisitions that have the potential to expand our position in key geographic markets, complement our existing offerings or enter attractive adjacent market segments,” concluded Clark.

Other First Quarter Operating and Financial Highlights

•	The FT Interactive Data business generated first-quarter revenue of $79.3 million, a 5.8% increase (or 2.3% before the effect of foreign exchange) over the prior year’s first quarter. Business in North America remained active as revenue increased 7.8%, primarily due to the addition of new customers, growing acceptance of new services among existing customers, and strong renewals. The Fair Value Information Service closed the first quarter with a total of 52 customers, up from 29 in the fourth quarter. In Europe, revenue declined 1.1% (13.7% before the effect of foreign exchange) as a result of market conditions as well as the closure of the Index Services business at the end of 2003. Asia-Pacific revenue was roughly flat in absolute dollars with the prior year. This region achieved an important milestone during the quarter with the addition of new customers in two new geographic regions, Korea and Taiwan.

•	CMS BondEdge revenue increased 7.3% over last year’s first quarter to $8.1 million, driven primarily by new client installations, which nearly doubled in number over the same period last year. In addition, the new business pipeline for the core BondEdge product remained strong.

•	ComStock generated quarterly revenue of $18.2 million, an increase of $13.1 million over the same quarter last year, which primarily reflects the timing of the ComStock acquisition at the end of February 2003 and the acquisition of the HyperFeed Technologies customer base in November 2003. We continued to be successful in bringing ComStock’s real-time market data to both new customers and existing FT Interactive Data customers in both North America and Europe.

•	eSignal first-quarter 2004 Internet revenue of $10.9 million represents a 4.0% increase over 2003’s first quarter. eSignal’s Internet subscriber base continued to grow strongly through both direct and indirect channels. eSignal’s new QuoTrek offering, which delivers streaming, real-time quotes, charts and news to mobile, hand-held devices, was launched in February and subscriptions to this service are growing. As expected, Broadcast revenue of approximately $263,000 in the first quarter of 2004 declined from last year and last quarter as this service is expected to be phased out by the end of the second quarter of 2004.

•	Due to the ComStock and HyperFeed costs and expenses, the increase in amortization and depreciation associated with the ComStock and HyperFeed acquisitions, the effects of foreign exchange, and increased spending associated with the data center consolidation initiative, total costs and expenses rose by $17.9 million, or 25.5% compared with the first quarter of 2003. Excluding those factors, total costs and expenses in the first quarter of 2004 increased 1.1% from the same period last year.

As of March 31, 2004, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $161.8 million. During the quarter, the company did not repurchase additional shares under its existing buyback program.

Outlook

     Our assumptions for 2004 remain unchanged. We continue to anticipate modest improvement in business conditions throughout the year, although we expect that customers in the financial services sector will continue to emphasize cost containment. Excluding the effect of any future acquisitions, we remain on target to deliver mid-to-high single digit revenue growth in 2004. In terms of 2004 net income, we expect to deliver growth of mid-single digits. The tax rate for 2004 is expected to remain at 38-39% and capital expenditures are expected to be in the range of $20.0-$23.0 million.

Conference Call Information

     Interactive Data Corporation’s management will conduct a conference call Thursday, April 29, at 11:00 a.m. Eastern Time to discuss the first-quarter 2004 results and additional matters. The dial-in number for the conference call is (706) 634-1052; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from April 29, 2004 at 2:00 p.m. through Thursday, May 6, 2004 and can be accessed by dialing 1-706-645-9291 or 1-800-642-1687, conference ID # 6540653.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant currency so that business results can be viewed without impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired during the past 12 months and the effects of foreign currency exchange rates, because management believes that facilitating period-to-period comparisons of the company’s organic revenue growth on a constant dollar basis better reflects actual trends.

•	Management includes information regarding total costs and expenses excluding cost of services revenue and selling, general and administrative costs associated with ComStock and HyperFeed, depreciation and amortization expenses associated with the ComStock and HyperFeed acquisitions, the effects of foreign exchange, and investments related to the data center and ticker plant consolidation initiative, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment advisor; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xiv) our ability to consolidate our data centers and achieve anticipated benefits. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,700 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS
Investor Contact:	Media Contact:
Andrew Kramer	Jeanne Murphy
Director of Investor Relations	Marketing Communications Manager
781-687-8306	781-687-8548
Andrew.Kramer@ftid.com	Jeanne.Murphy@ftid.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended
	March 31
	2004	2003	Change
SERVICE REVENUE	$117,630	$99,477	18.2%
COSTS & EXPENSES
Cost of services	38,905	31,039	25.3%
Selling, general & administrative	39,469	31,153	26.7%
Depreciation	4,380	4,020	9.0%
Amortization	5,522	4,117	34.1%

Total costs & expenses	88,276	70,329	25.5%

INCOME FROM OPERATIONS	29,354	29,148	0.7%
Other income, net	380	510	-25.5%

INCOME BEFORE INCOME TAXES	29,734	29,658	0.3%
Provision for income taxes	11,373	11,418	-0.4%

NET INCOME	$18,361	$18,240	0.7%
NET INCOME PER SHARE
Basic	$0.20	$0.20	0.0%
Diluted	$0.19	$0.19	0.0%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,061	91,795	1.4%
Diluted	95,378	93,722	1.8%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2004	2003
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$161,750	$131,639
Accounts receivable, net	76,661	75,785
Prepaid expenses and other current assets	7,101	6,773
Deferred income taxes	4,691	4,640

Total current assets	250,203	218,837

Property and equipment, net	48,372	46,193
Goodwill	465,017	462,323
Other intangible assets, net	177,031	182,305
Other assets	627	664

Total Assets	$941,250	$910,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$11,330	$9,877
Payable to affiliates	3,416	1,279
Accrued liabilities	52,849	62,311
Income taxes payable	18,700	12,948
Deferred revenue	34,519	30,336

Total current liabilities	120,814	116,751
Deferred tax liabilities	29,204	29,204
Other liabilities	1,851	1,836

Total Liabilities	151,869	147,791

Stockholders’ Equity:
Preferred stock	—	—
Common stock	954	950
Additional paid-in capital	805,735	800,391
Treasury stock, at cost	(26,980)	(26,980)
Accumulated deficit	(3,836)	(22,197)
Accumulated other comprehensive income	13,508	10,367

Total Stockholders’ Equity	789,381	762,531

Total Liabilities and Stockholders’ Equity	$941,250	$910,322

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	(Unaudited)
	2004	2003
Cash flows provided by operating activities:
Net income	$18,361	$18,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,902	8,137
Tax benefit from exercise of stock options	1,289	1,294
Deferred income taxes	—	2
Other non-cash items, net	112	—
Changes in operating assets and liabilities, net	2,495	6,628

NET CASH PROVIDED BY OPERATING ACTIVITIES	32,159	34,301
Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(6,297)	(1,775)
Acquisition of business	—	(115,606)
Other investing activities	—	170

NET CASH USED IN INVESTING ACTIVITIES	(6,297)	(117,211)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	—	(1,330)
Proceeds from exercise of stock options and employee stock purchase plan	3,951	3,051

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,951	1,721
Effect of exchange rate on cash	298	(702)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	30,111	(81,891)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	131,639	153,243

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$161,750	$71,352

Reconciliation of Non-GAAP Measures

Organic Revenue Growth (Service Revenue Before Effects of Foreign Exchange, and
ComStock and HyperFeed Services Revenue)

($ in Thousands)

	Q1 2004	Q1 2003	Growth
Services Revenue	$117,630	$99,477	18.2%
Effects of Foreign Exchange	(2,907)

Services Revenue before Effects of Foreign Exchange	114,723	99,477	15.3%
Service Revenue — ComStock & HyperFeed	(18,195)	(5,054)

Organic Revenue Growth (Services Revenue before Effects of Foreign Exchange, and ComStock and HyperFeed Services Revenue)	$96,528	$94,423	2.2%

Costs and Expenses (Total Costs and Expenses Before Effect of ComStock &
HyperFeed Costs and Expenses, Depreciation & Amortization – ComStock &
HyperFeed, Effects of Foreign Exchange, and Data Centers & Ticker Plants
Initiative Costs)

($ in Thousands)

	Q1 2004	Q1 2003	Growth
Total Costs & Expenses	$88,276	$70,329	25.5%
Cost of Services & SGA Expenses — ComStock & HyperFeed	(14,965)	(3,490)
Depreciation & Amortization — ComStock & HyperFeed	(2,845)	(922)
Effects of Foreign Exchange	(2,477)
Data Centers & Ticker Plants Initiative Costs	(1,477)	(109)

Total Costs & Expenses before above factors	$66,512	$65,808	1.1%